Exhibit 5.1

Our ref: HMS/280939-000001/74299887v5

Herbalife Ltd.

PO Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

2 May 2023

Herbalife Ltd.

We have acted as Cayman Islands legal advisers to Herbalife Ltd., a company incorporated in the Cayman Islands (the “Company”), in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (“Form S-8”), to be filed with the Securities and Exchange Commission on or about 2 May 2023 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to registration under the Securities Act of 1933, as amended, of 8,500,000 additional common shares of par value US$0.0005 per share in the capital of the Company (the “Common Shares”) for purchase by eligible persons under the Herbalife Ltd. 2023 Stock Incentive Plan (the “Plan”). We are furnishing this opinion letter as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1

the certificate of incorporation, the certificates of incorporation on change of name and the amended and restated memorandum and articles of association of the Company as adopted on 7 May 2018, as amended by special resolution passed on 29 April 2020 (the “Memorandum and Articles”);

1.2

the unanimous written resolutions of the Compensation Committee of the board of directors of the Company dated as of 28 February 2023 (the “Committee Resolutions”), the minutes of a joint meeting of the board of directors and nominating and corporate governance committee of the Company held on 1 March 2023 (the “Board Minutes”) and a certified extract of the minutes of the annual general meeting of the shareholders of the Company held on 26 April 2023 (the “AGM Minutes” and, together with the Committee Resolutions and the Board Minutes, the “Resolutions and Minutes”) and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3	the Form S-8; and

1.4	a certificate from an officer of the Company, a copy of which is annexed hereto (the “Officer’s Certificate”).

2	Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Officer’s Certificate.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that the Common Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in accordance with the Plan and the Resolutions and Minutes and when appropriate entries have been made in the register of members of the Company in respect thereof will be legally and validly issued and will be fully paid and non-assessable.

4	Qualifications

This opinion letter is subject to the qualification and limitation that under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

We hereby consent to filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Exhibits” and “Exhibit Index” in the Form S-8 included in the Registration Statement. In the giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP

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